ARTICLES OF AMENDMENT
                                TO
                    ARTICLES OF INCORPORATION
                                OF
                       FAIRFAX GROUP, INC.


     Pursuant to the provisions of Section 607.1006 of the Florida Statutes, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

1.  The name of the corporation is FAIRFAX GROUP, INC.

2. The following amendments of the articles of incorporation were adopted and approved by the shareholders on February 5, 1999. The number of votes cast for the amendments were sufficient for approval.

     A. Article III of the original articles of incorporation shall be deleted and replaced with the following:

                  ARTICLE III. CAPITAL STOCK.

     The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, $0.01 par value;

      B. Article VIII shall be added to the Company's articles of incorporation and read as follows:

        ARTICLE VIII. - NO ANTI-TAKEOVER LAW GOVERNANCE

     The corporation hereby elects that the following Florida
     Statutes shall not apply to the corporation:

     1. F.S. 607.0901, or any laws related thereto, governing affiliated transactions; and
     2. F.S. 607.0902, or any laws related thereto, governing control-share acquisitions.


Signed this 5th day of February, 1999.

     /s/ Ernest L. Porter
     Ernest L. Porter, President